Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

401(k) Savings Plan Administrative Committee
Radisys Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-50584, 333-111520 and 333-158959) on Form S‑8 of Radisys Corporation of our report dated June 4, 2014, with respect to the statements of net assets available for benefits of the Radisys Corporation 401(k) Savings Plan as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule of assets (held at end of year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the Radisys Corporation 401(k) Savings Plan.

/s/ Kieckhafer Schiffer & Company LLP

Portland, Oregon
June 4, 2014

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